Exhibit 99.1

Investor Contact: The Ruth Group David Burke Tel: 646-536-7009 dburke@theruthgroup.com Media Contact: The Ruth Group Kirsten Thomas Tel: 646-536-7014 kthomas@theruthgroup.com

Evoke Pharma Reports Third Quarter 2016 Results

SOLANA BEACH, CA, November 9, 2016 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the third quarter ended September 30, 2016.

Dave Gonyer, R.Ph., President and CEO, stated, “The third quarter was a very active time for Evoke. After receiving results from our Phase 3 clinical trial of Gimoti™ for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in women, we began extensive data analysis to better understand the outcome. We also completed a pre-New Drug Application (NDA) meeting with the U.S. Food and Drug Administration (FDA) related to various regulatory, chemistry, manufacturing, and control (CMC), and non-clinical requirements in connection with the Company’s potential Gimoti NDA submission. Based on the review, discussion, and minutes received, it was determined that the available data would be sufficient for submission of that portion of an NDA utilizing the 505(b)(2) pathway, with acceptance of the final NDA subject to their review of the complete package. We consider this non-clinical pre-NDA meeting a positive discussion based on these areas of development which will serve as a precursor to a future meeting to discuss the clinical portion of the NDA submission.”

Mr. Gonyer continued, “While our Phase 3 trial did not meet its primary endpoint, there was a wealth of affirmative information gained from this study and our Phase 2b trial, as well as data from over 35 years of patients using the oral and IV formulations of metoclopramide for the relief of symptoms associated with gastroparesis, particularly nausea and vomiting, all of which we believe will be important for our next meeting with the FDA. As we continue to explore the options for Gimoti, we have a strong balance sheet to support our efforts following two financings during the quarter. We look forward to our continued discussions with the FDA and are hopeful about the future for Gimoti and its potential to provide women suffering from diabetic gastroparesis with a needed non-oral therapeutic option.”

Third Quarter 2016 Financial Review

For the third quarter of 2016, net loss was approximately $3.0 million, or $(0.29) per share, compared to a net loss of approximately $2.7 million or $(0.42) per share, for the three month period ended September 30, 2015.

Research and development expenses totaled approximately $1.3 million for the three months ended September 30, 2016, compared to approximately $1.8 million for the three months ended September 30, 2015.

For the third quarter of 2016, general and administrative expenses were approximately $830,000 compared with approximately $820,000 for the third quarter of 2015.

Total operating expenses for the three months ended September 30, 2016 were approximately $2.2 million, compared to total operating expenses of approximately $2.7 million for the three months ended September 30, 2015.

As of September 30, 2016, the Company's cash and cash equivalents were approximately $10.4 million.

Conference Call and Webcast

Evoke will hold a conference call on November 9th, 2016, at 4:30 p.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. The conference ID number for both is 13648936. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.EvokePharma.com.

After the live webcast, the event will remain archived on Evoke’s website for one year. In addition, a telephonic replay of the call will be available until November 16, 2016. The replay dial-in numbers are 1-844-512-2921 for domestic callers and 1-412-317-6671 for international callers. Please use event passcode 13648936.

About Evoke Pharma, Inc.

Evoke is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing Gimoti, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent gastroparesis in women with diabetes mellitus. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. Gimoti is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through nasal administration. Visit www.EvokePharma.com for more information.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," , or expect," "plan," "anticipate," "could," "intend," "target," "project," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negatives of these terms or other similar expressions. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: a future meeting with the FDA to discuss the clinical portion of an NDA submission; the potential for NDA submission, regulatory approval and commercialization of Gimoti; and Gimoti’s potential to benefit women suffering from diabetic gastroparesis;. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Evoke's business, including, without limitation: additional analyses of data from the Phase 3 trial may produce negative or inconclusive results, or may be inconsistent with previously announced topline results; later developments with the FDA that may be inconsistent with the already completed pre-NDA meeting; the inherent risks of clinical development of Gimoti; Evoke is entirely dependent on the success of Gimoti, and Evoke cannot be certain that it will be able to conduct additional trials of Gimoti or obtain regulatory approval for or successfully commercialize Gimoti; Evoke will require substantial additional funding to continue to develop and commercialize Gimoti, and may be unable to raise capital when needed, including to fund ongoing operations; Evoke may not be able to successfully commercialize Gimoti, if approved, as a result  of risks associated with market acceptance, coverage and reimbursement and competing products; and other risks detailed in Evoke's prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow)

Evoke Pharma, Inc.

Condensed Balance Sheets

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$10,379,882	$8,691,155
Prepaid expenses	425,246	833,276
Other current assets	7,997	—
Total current assets	10,813,125	9,524,431
Other assets	—	7,997
Total assets	$10,813,125	$9,532,428

Liabilities and stockholders' equity
Current Liabilities:
Accounts payable and accrued expenses	$498,134	$927,606
Accrued compensation	513,509	760,782
Current portion of long-term debt	—	146,052
Total current liabilities	1,011,643	1,834,440
Warrant liability	5,098,404	—
Long-term debt, net of current portion	—	4,233,059
Total liabilities	6,110,047	6,067,499

Stockholders' equity:
Common stock	1,235	720
Additional paid-in capital	61,983,643	51,524,821
Accumulated deficit	(57,281,800)	(48,060,612)
Total stockholders' equity	4,703,078	3,464,929
Total liabilities and stockholders' equity	$10,813,125	$9,532,428

Evoke Pharma, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating expenses:
Research and development	$1,339,343	$1,837,743	$5,449,568	$6,445,842
General and administrative	830,092	819,703	2,770,500	2,821,382
Total operating expenses	2,169,435	2,657,446	8,220,068	9,267,224
Loss from operations	(2,169,435)	(2,657,446)	(8,220,068)	(9,267,224)
Other expense
Interest expense, net	(123,209)	(77,954)	(268,483)	(230,087)
Financing costs related to warrant liability	(533,692)	—	(533,692)	—
Change in fair value of warrant liability	(198,945)	—	(198,945)	—
Total other expense	(855,846)	(77,954)	(1,001,120)	(230,087)
Net loss	$(3,025,281)	$(2,735,400)	$(9,221,188)	$(9,497,311)
Net loss per common share, basic and diluted	$(0.29)	$(0.42)	$(1.11)	$(1.51)

Weighted-average shares used to compute basic and diluted net loss per share	10,614,692	6,494,845	8,341,750	6,271,002